April 16, 2007

Bruce R. Foster
1414 Avenue of the Americas
New York, New York 10019

Re: Employment Agreement

Dear Bruce:

        I refer you to your employment agreement dated December 1, 2005 with 4Kids Entertainment Licensing, Inc. (“Employer”), as amended by that certain letter amendment dated as of January 30, 2007. The employment agreement and the letter amendment are collectively hereinafter referred to as the “Employment Agreement”.

        This letter hereby amends the Employment Agreement as follows:

    1.        Paragraph 10 (d) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(d) Notwithstanding anything in this Agreement to the contrary, Employer shall have the right to terminate Employee for reasons other than those set forth in Paragraphs 10(a) and 10(c) (“Termination Without Cause”) by delivering a written notice of such termination to Employee. In the event such written notice of termination is delivered, Employee shall continue to receive Employee’s full salary and Fringe Benefits for the remainder of the Term.”

2. Paragraph 10(f)(i) of your Employment Agreement is hereby amended by adding the following two sentences at the end thereof:

“For the avoidance of doubt, if Employer terminates Employee pursuant to Paragraph 10 (d) above during the six (6) months after the occurrence of the Change of Control but prior to Employee’s election to terminate Employee’s employment pursuant to Paragraph 10 (f)(i), Employee shall receive the greater of the payment due Employee pursuant to Paragraph 10 (d) above or the payment due Employee pursuant to this Paragraph 10 (f)(i).”

3. Paragraph 10 (g) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

“(g) Employee shall have the right to terminate this Agreement by delivering a written notice of termination to Employer in the event that Employer breaches any of its duties and obligations hereunder and fails to cure such breach within twenty (20) days after receipt of a written notice of breach from Employee. In the event Employee terminates this Agreement as provided in this subparagraph, Employee shall receive Employee’s full salary and Fringe Benefits for the remainder of the Term. In addition, if Employee’s Employment is terminated by Employer pursuant to Paragraph 10 (d) or if Employee’s Employment is terminated by Employee pursuant to Paragraph 10 (g), then in addition to the applicable payments set forth in Paragraph 10 (d) and Paragraph 10 (g), as the case may be, Employee shall also be paid the Severance Benefit provided for in Paragraph 2 (b) above.”

        Except as specifically amended herein, the Employment Agreement remains in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

        Please confirm your agreement to the foregoing Amendment to your Employment Agreement by signing and dating the enclosed copy of this letter and returning it to me.

Sincerely yours, 4Kids Entertainment Licensing, Inc.
By: /s/ Alfred R. Kahn Alfred R. Kahn

Agreed to and Accepted: By: /s/ Bruce R. Foster Bruce R. Foster 4Kids Entertainment, Inc. By: /s/ Alfred R. Kahn Alfred R. Kahn